UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 5, 2016
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Pacific Gas and Electric Company’s (“Utility”) 2015 Gas Transmission and Storage (“GT&S”) Rate Case

On May 5, 2016, the proposed decision and the alternate proposed decision (substantially similar to the proposed decision) were issued in the Utility’s 2015 GT&S rate case pending at the California Public Utilities Commission (“CPUC”).  In the 2015 GT&S rate case, the CPUC will authorize the revenue requirement that the Utility will collect through rates to recover its anticipated costs of providing natural gas transmission and storage services from 2015 to 2017.

For 2015, the proposed decision adopts an initial revenue requirement of $1.109 billion, compared to the Utility’s request of $1.263 billion.  The proposed decision further reduces the initial 2015 recommended revenue requirement in accordance with earlier CPUC decisions to impose penalties for (1) the April 9, 2015 San Bruno Penalty Decision and (2) the delay in the 2015 GT&S proceeding caused by the Utility’s violation of the CPUC’s ex parte communication rules.  The recommended 2015 revenue requirement, reflecting these penalties, is $859 million, an increase of $143 million over the 2014 authorized amount of $715 million, compared to the $548 million increase requested by the Utility.

Including the impact of the proposed allocation of disallowed safety-related expenditures (discussed below), the proposed decision recommends a 2016 revenue requirement of $1.132 billion, and a 2017 revenue requirement of $1.202 billion.  This corresponds to attrition increases of $273 million for 2016 (after penalties) and $70 million for 2017, compared to the Utility’s requested attrition increases of $83 million for 2016 and $142 million for 2017.  Excluding penalties associated with (1) disallowed safety-related expenditures and (2) the Utility’s violation of ex parte communication rules, the attrition increases would be $74 million in 2016 and $126 million in 2017.

The revenue requirement amounts requested by the Utility and the revenue requirement amounts in the proposed decision are shown in the following table:

(in millions)	2015	2016	2017
Utility Requested Revenue Requirement	$1,263	$1,346	$1,488

Proposed Decision Revenue Requirement	1,109	1,183	1,309
Ex Parte Penalty	(164)	-	-
Proposed Decision Revenue Requirement Before San Bruno Penalty Decision	945	1,183	1,309
San Bruno Penalty Decision Related Expense	(158)	-	-
San Bruno Penalty Decision Related Capital Revenue Requirement Adjustment (1)	10	(51)	(107)
San Bruno Penalty Decision Adjustment to Ex Parte Penalty	62	-	-
Proposed Decision Revenue Requirement Including Impact of San Bruno Penalty Decision	859	1,132	1,202

(1) Includes the impact of removing flow-through tax deductions associated with disallowed capital expenditures.

The proposed decision authorizes the Utility to collect, over an 18-month period, the difference between adopted revenue requirements and amounts previously collected in rates, retroactive to January 1, 2015.  In 2015, the Utility’s GT&S revenues were approximately $550 million based on revenue requirements adopted in the 2011 GT&S rate case.

The proposed decision also recommends capital additions of roughly $700 million per year through 2017 and weighted average rate base of $2.8 billion in 2015 and 2016, and $3.0 billion in 2017.  Weighted average rate base reflects both the impact of disallowed safety-related capital expenditures from the April 9, 2015 San Bruno Penalty Decision and the removal of $696 million in capital spending in 2011-2014 in excess of the amount adopted in the 2011 GT&S rate case decision.  The proposed decision recommends that $120 million of the 2011-2014 capital expenditures be permanently disallowed, and that the remaining $576 million be subject to a third party audit overseen by the CPUC staff, with the possibility that the Utility may seek recovery of the $576 million in capital expenditures in a future proceeding.

The proposed decision establishes balancing accounts for Work Required by Others, Engineering Critical Assessment & Hydrostatic Station Testing, and the Critical Documents Program, which include cost caps and recommendations for shareholder funding of work.  The proposed decision rejects the Utility’s request for a two-way balancing account for the Transmission Integrity Management Program, instead continuing the one-way balancing account established previously, and allows the Utility to open a new Transmission Integrity Management Program Memorandum Account to track costs associated with any new transmission integrity management statutes or rules.  The proposed decision establishes a cost cap for the inoperable valve program, requiring that shareholders fund any costs above the capped amount.  The proposed decision also includes disallowances for specific types of work requested by the Utility, including hydrostatic tests of pipelines (including pipelines in stations) installed between 1956 and 1961 for which pressure test records are missing, the updating or creation of critical documents associated with stations constructed after 1956, and components of the casings mitigation program, the integrity management direct assessment program, and the shallow pipe program.  The Utility is still evaluating the impacts of these provisions.

Additionally, the proposed decision denies the Utility’s request for full balancing account treatment for recovery of authorized transportation and storage revenue requirements (except for the revenue requirement associated with the Utility’s 25% interest in the Gill Ranch storage field), and instead continues the revenue sharing mechanism authorized in the 2011 GT&S rate case that subjects a portion of the Utility’s transportation and storage revenue requirement to market risk.

The CPUC previously had indicated that it planned to issue a second decision to reduce the authorized revenue requirements and to identify the costs that are counted toward the $850 million shareholder-funded obligation required by the San Bruno Penalty Decision.  (The San Bruno Penalty Decision disallows the Utility from recovering $850 million of costs, including a minimum of $689 million in capital costs, associated with future pipeline safety-related projects and programs to be designated by the CPUC.)  Instead, the proposed decision seeks to combine both phases of the proceeding and recommends an allocation of the disallowed expenditures between 2015 and 2016.  If the proposed decision is adopted, a second decision would not be necessary.  The proposed decision recommends allocating the $850 million shareholder-funded obligation as follows: $430 million in 2015 for all safety-related capital additions,  $158 million in 2015 for safety related expenses, and $262 million in 2016 for the safety-related additions for the in-line inspection, hydrostatic testing and vintage pipeline replacement programs.  These costs are generally consistent with the assumptions that the Utility has used to write off safety-related capital expenditures as they have been incurred.

The proposed decision requests parties to comment on the recommended allocation of the $850 million shareholder-funded obligation, as well as on whether a second decision is necessary.

The Utility’s comments on the proposed decision, as well as comments by other parties, are due on May 25, 2016.  Reply comments are due on May 31, 2016.  An all party meeting will be held on June 1, 2016.  The CPUC could vote on the proposed decision as soon as June 9, 2016.  Any revenue requirement increase will be retroactive to January 1, 2015 but would be recorded in the period in which  a final decision is issued.

For more information about the 2015 GT&S rate case and the San Bruno Penalty Decision, see PG&E Corporation and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2015 and their joint Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

Federal Criminal Proceeding

On May 5, 2016, the court presiding over the federal criminal proceeding issued an order setting the new trial date for June 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

	By:	/s/ LINDA Y.H. CHENG
Dated: May 8, 2016		LINDA Y.H. CHENG
Vice President, Corporate Governance and
Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

	By:	/s/ LINDA Y.H. CHENG
Dated: May 8, 2016		LINDA Y.H. CHENG
Vice President, Corporate Governance and
Corporate Secretary